UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): February 1, 2008
FIRST INTERSTATE BANCSYSTEM, INC.

(Exact name of registrant as specified in its charter)

Montana	000-49733	81-0331430

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)
401 North 31st Street, Billings, MT 59116

(Address of principal executive offices, including zip code)
(406) 255-5390

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On February 1, 2008, First Interstate BancSystem, Inc. (the “Registrant”) issued its fourth quarter and year-end 2007 performance report and shareholders’ letter (the “Shareholders’ Letter”) to holders of common stock of the Registrant as of that date.
The Shareholders’ Letter is attached as Exhibit 99 to this Current Report on Form 8-K.
In the Shareholders’ Letter under the heading “Selected Ratios,” the Registrant included the ratio “Return on average common equity excluding other comprehensive income,” which constitutes a non-GAAP financial measure (the “non-GAAP ratio”). The most directly comparable financial measure presented in accordance with GAAP is the ratio “Return on average common equity” which appears immediately prior to the non-GAAP ratio. A reconciliation between the two ratios is derived by including mark-to-market adjustment of securities as required under GAAP. The Registrant’s management believes the presentation of the non-GAAP ratio provides useful information to investors because the ratio does not take into account the mark-to-market adjustment of only a portion of the Registrant’s balance sheet.
In addition, the Registrant has included a graph titled “Diluted Earnings Per Share Exclusive of One-time iPay Gain in 2006,” which constitutes a non-GAAP financial measure. The most directly comparable financial measure presented in accordance with GAAP is “Diluted EPS” which appears under the heading “Condensed Consolidated Statements of Income.” A reconciliation between the two earnings per share calculations is derived by deducting the after tax gain on the sale of the Registrant’s minority interest in iPay Technologies from 2006 net income. The Registrant’s management believes the presentation of non-GAAP earnings per share provides useful information to investors because it eliminates a significant prior year non-recurring gain.
     Item 7.01 Regulation FD Disclosure.
The information furnished under Item 2.02 is also being furnished under this Item 7.01.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibit 99 — Fourth Quarter 2007 Shareholders’ Letter

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2008
FIRST INTERSTATE BANCSYSTEM, INC.
	By:	/s/ LYLE R. KNIGHT
Lyle R. Knight
President and Chief Executive Officer